Exhibit 99.1

Kimco Realty® Announces Third Quarter 2025 Results

– Achieves Record Leased-to-Economic Occupancy Spread –

– New High in Small Shop Occupancy –

– 4% Increase to Cash Dividend on Common Shares –

– Raises 2025 Outlook Range –

JERICHO, New York, October 30, 2025 - Kimco Realty® (NYSE: KIM), a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States, today reported results for the third quarter ended September 30, 2025. For the three months ended September 30, 2025 and 2024, Net income available to the company’s common shareholders (“Net income”) per diluted share was $0.19 for both periods.

Highlights

•
Produced Funds From Operations(1) (“FFO”) of $0.44 per diluted share.
•
Grew pro-rata portfolio occupancy to 95.7%, up 30 basis points sequentially.
•
Reached an all-time high for pro-rata small shop occupancy of 92.5%.
•
Expanded leased-to-economic occupancy spread to 360 basis points, representing $71 million of Annual Base Rent (“ABR”) for near-term rent commencements from signed leases, each representing new highs.
•
Acquired the remaining 85% ownership interest in Tanasbourne Village, a dual-grocery-anchored shopping center, for a pro-rata purchase price of $65.9 million.
•
Achieved an ‘A-’ credit rating from S&P Global Ratings marking a second ‘A-’ rating from a major rating agency.
•
Activated The Chester, a 214-unit multi-family project at Westlake Shopping Center in Daly City, California.
•
Appointed Will Teichman Executive Vice President and Chief Innovation and Transformation Officer.

“Kimco’s third-quarter results reflect the company’s winning long-term strategy: to generate sustained earnings growth and shareholder value by leveraging our grocery-anchored and mixed-use portfolios, rock-solid balance sheet, best-in-class team and a renewed emphasis on technology and innovation. The all-time highs for small shop occupancy and the rent commencement pipeline are great examples of the strong demand for our product and provide real visibility into our growth potential. Receiving our second A- rating further establishes that we are resilient, competitively advantaged, and built for all seasons. Our raised full year outlook and increased quarterly dividend reaffirms the strength of our platform and the confidence to deliver for our shareholders.”

Financial Results

Net income for the third quarter of 2025 was $130.2 million, or $0.19 per diluted share, compared to $128.0 million, or $0.19 per diluted share, for the third quarter of 2024. Key items affecting financial results for each period include:

•
$28.2 million growth in consolidated revenues from rental properties, net, mainly due to $12.5 million in higher minimum rent and $8.0 million in increased other rental property income.
•
$6.0 million higher equity in income of joint ventures, primarily due to the gain recognized on a change in control of Tanasbourne Village.
•
$4.2 million improvement in general and administrative expenses.

This growth was partially offset by:

•
$13.6 million of increased depreciation and amortization expense.

(1) Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

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500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

•
$12.6 million change in the other (expense)/income, net, line item. This was primarily due to a $5.5 million mark-to-market change in derivatives as well as a reduction in interest income related to lower cash balances held by the company; and
•
$8.0 million in increased interest expense.

FFO was $300.3 million, or $0.44 per diluted share, for the third quarter of 2025, compared to $287.4 million, or $0.43 per diluted share, for the third quarter of 2024. The company’s FFO benefited approximately $3.2 million from the accelerated amortization of two below market Rite Aid leases in the quarter. The company excludes from FFO all realized or unrealized derivative/marketable securities gains, losses and applicable taxes, as well as gains and losses from the sales of properties, depreciation and amortization related to real estate, profit participation from other investments, and other items considered incidental to the company’s business.

Operating Results

•
Signed 427 leases totaling 2.3 million square feet during the third quarter, generating blended pro-rata cash rent spreads on comparable spaces of 11.1%, with new leases up 21.1% and renewals and options growing 8.2%. For the nine months ended, September 30, 2025, the company leased 9.4 million square feet, representing an 8.3% increase over the same period last year.
•
Pro-rata leased occupancy increased to 95.7% with pro-rata anchor and small shop occupancy ending the quarter at 97.0% and 92.5%, respectively, each representing a 30-basis-point sequential increase.
•
Generated 1.9% growth in Same Property Net Operating Income(1) (“NOI”) in the third quarter over the same period a year ago, primarily driven by a 2.1% increase in minimum rents. For the nine months ended September 30, 2025, Same Property NOI growth was 3.0%. Credit loss, as a percentage of total pro-rata rental revenue, was 75 basis points for the third quarter, and 73 basis points for the nine months ended September 30, 2025.
•
The spread between the company’s pro-rata leased rate versus economic occupancy level was 360 basis points, a 50 basis-point sequential increase, equating to $71 million in future ABR from leases that have been signed and have not yet commenced.

Development and Redevelopment Activity

•
Activated The Chester, a 214-unit multi-family project at Westlake Shopping Center in Daly City, California with a gross cost of $153 million with Kimco having a 75% ownership interest. The project is expected to be completed in 2028.
•
Obtained 760 additional multi-family entitlements at Pike Center during the quarter, bringing the company’s total number of entitled multi-family units to 13,539 at the end of September.
•
As of September 30, 2025, the company’s pipeline of active and near-term development and redevelopment projects, including active mixed-use projects, was over $600 million, reflecting a sequential increase of approximately $250 million from the second quarter.

Transactional Activities

The transactions below are part of Kimco’s strategy to redeploy capital from non-income producing or ground-leased properties with limited growth potential to new properties with higher expected growth.

•
The company acquired the remaining 85% ownership interest in Tanasbourne Village for a pro-rata purchase price of $65.9 million including $27.2 million of pro-rata mortgage debt assumed. Tanasbourne Village consists of 207,000 square feet of gross leasable area and is located in the affluent suburb of Hillsboro, Oregon. The shopping center is anchored by two national grocery chains, Safeway and Trader Joe’s. The company used proceeds from a tax deferred 1031 exchange from the second quarter sale of a freestanding, Home Depot-anchored property in Santa Ana, California.
•
Sold two shopping centers, Gresham Town Fair, located in Gresham, Oregon, for $31.8 million and Southfield Plaza, located in Southfield, Michigan, for $14.4 million. Kimco’s pro-rata share of the sales was $19.2 million.
•
Sold a 10-acre parcel of land located at Center at Baybrook in Webster, Texas for $5.3 million.
•
Subsequent to quarter end, sold a ground-leased parcel anchored by a Lowe’s Home Improvement store at Mill Station in Owings Mills, Maryland for $18.5 million.

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Structured Investments:

•
Under Kimco’s Structure Investment Program, invested $201.9 million of new capital during the quarter, including:
o
$97.0 million for the Shops at Waldorf, a 500,000-square-foot center in the Washington, D.C. metro anchored by a Sprouts Farmers Market.
o
$25.6 million for the Shoppes at Knollwood, a 452,000-square-foot grocery-anchored center in the Minneapolis market; and
o
$75.0 million for a secured participating investment associated with the privatization sale of Family Dollar.
•
Received $21.2 million in mezzanine loan repayments from three separate structured investments.
•
Subsequent to quarter end, received $229.4 million, net, in senior and mezzanine loan repayments under the Structured Investment Program, including $202.4 million related to The Rim in San Antonio, Texas.

Capital Market Activities

•
Ended the quarter with over $2.1 billion of immediate liquidity, including $2.0 billion available on the company’s unsecured revolving credit facility and $160.5 million of cash, cash equivalents and restricted cash.
•
The company has no consolidated debt maturing until July 2026.

Executive Appointment

Will Teichman was appointed Executive Vice President and Chief Innovation & Transformation Officer in October 2025.  He will lead Kimco’s Office of Innovation & Transformation, a new function that will drive strategic enterprise initiatives focused on building new capabilities, harnessing the power of emerging technologies, including artificial intelligence, unlocking operating synergies and driving new avenues of growth. A veteran leader of strategic operations at Kimco, Mr. Teichman led the company's successful M&A integrations and developed key organizational functions, including National Accounts, Ancillary Income, Leasing Operations, Marketing and Corporate Responsibility since joining the company in 2011.

Dividend Declarations

•
The board of directors declared a cash dividend of $0.26 per common share (equivalent to $1.04 per annum), representing a 4.0% increase over the quarterly dividend in the corresponding period of the prior year. The quarterly cash dividend on common shares will be payable on December 19, 2025, to shareholders of record on December 5, 2025.
•
The board of directors also declared quarterly dividends with respect to each of the company’s Class L, Class M, and Class N series of preferred shares. These dividends on the preferred shares will be paid on January 15, 2026, to shareholders of record on January 2, 2026.

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

2025 Full Year Outlook

The company has raised its 2025 outlook for Net income and FFO per diluted share as follows:

	Current	Previous
Net income:	$0.77 to $0.79	$0.74 to $0.76
FFO:	$1.75 to $1.76	$1.73 to $1.75

The company’s full year outlook is based on the following assumptions (pro-rata share; dollars in millions):

	YTD Actual(2)	Current	Previous
Same Property NOI growth	3.0%	Unchanged	+3.0% or better
Credit loss as a % of total pro-rata rental revenues	(73bps)	(75bps) to (85bps)	(75bps) to (100bps)

Total acquisitions (including structured investments), net of dispositions

Shopping centers, net (cap rate):

-
Acquisitions (6.0% to 7.0%):
-
Dispositions (5.0% to 6.0%):

Structured investments, net (yield):

-
New capital (9.0% to 10.0%):
-
Repayments (9.0% to 10.0%):
	$44 $97 $198; 6.7% ($101); 5.9% ($53) $260; 10.1% ($313); 9.9%	Unchanged Unchanged Unchanged	$100 to $125 6.0% to 7.0% 9.0% to 10.0%
Lease termination income	$9	Unchanged	$9 to $12
Interest income – Other income, net (attributable to cash on balance sheet)	$8	$9 to $11	$6 to $9
Redevelopment spending(3)	$55	$90 to $110	$100 to $125
Capital expenditures (tenant improvements, landlord work, leasing commissions)	$207	$275 to $300	$250 to $300

(2) YTD Actuals shown as of September 30, 2025, with the exception of the Total acquisitions (including structured investments), net of dispositions section, which is shown as of October 29, 2025.

(3) Includes costs associated with mixed-use development project, The Chester at Westlake Shopping Center.

Conference Call Information

When: 8:30 AM ET, October 30, 2025

Live Webcast: 3Q25 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com

Dial #: 1-833-470-1428 (International: 1-929-526-1599). Passcode: 736961

Audio from the conference will be available on Kimco Realty’s investor relations website until December 29, 2025.

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

About Kimco Realty®

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States. The company’s portfolio is strategically concentrated in the first-ring suburbs of the top major metropolitan markets, including high-barrier-to-entry coastal markets and Sun Belt cities. Its tenant mix is focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Publicly traded on the NYSE since 1991 and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value-enhancing redevelopment activities for more than 65 years. With a proven commitment to corporate responsibility, Kimco Realty is a recognized industry leader in this area. As of September 30, 2025, the company owned interests in 564 U.S. shopping centers and mixed-use assets comprising 100 million square feet of gross leasable space.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performance or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) financial disruption, changes in trade policies and tariffs, geopolitical challenges or economic downturn, including general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development, redevelopment and merger opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xii) collectability of mortgage and other financing receivables, (xiii) impairment charges, (xiv) criminal cybersecurity attack disruptions, data loss or other security incidents and breaches, (xv) risks related to artificial intelligence, (xvi) impact of natural disasters and weather and climate-related events, (xvii) pandemics or other health crises, (xviii) our ability to attract, retain and motivate key personnel, (xix) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xx) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxiii) the Company’s ability to continue to maintain its status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxiv) other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024. Accordingly, there is no assurance that the Company’s

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500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in other filings with the Securities and Exchange Commission (“SEC”).

###

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
(833) 800-4343

dbujnicki@kimcorealty.com

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30, 2025	December 31, 2024
Assets:
Real estate, net of accumulated depreciation and amortization
of $4,717,097 and $4,360,239, respectively	$16,750,039	$16,810,333
Investments in and advances to real estate joint ventures	1,454,358	1,487,675
Other investments	109,334	107,347
Cash, cash equivalents and restricted cash	160,481	689,731
Mortgage and other financing receivables, net	623,237	444,966
Accounts and notes receivable, net	351,719	340,469
Operating lease right-of-use assets, net	129,217	126,441
Other assets	301,654	302,934
Total assets	$19,880,039	$20,309,896

Liabilities:
Notes payable, net	$7,754,717	$7,964,738
Mortgages payable, net	470,123	496,438
Accounts payable and accrued expenses	316,485	281,867
Dividends payable	6,364	6,409
Operating lease liabilities	121,265	117,199
Other liabilities	526,083	597,456
Total liabilities	9,195,037	9,464,107
Redeemable noncontrolling interests	46,783	47,877

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 20,748, and 20,806 shares, respectively;
Aggregate liquidation preference $553,196 and $556,113, respectively	21	21
Common stock, $.01 par value, authorized 1,500,000,000 shares;
Issued and outstanding 677,195,722 and 679,493,522 shares, respectively	6,772	6,795
Paid-in capital	10,984,725	11,033,485
Cumulative distributions in excess of net income	(496,466)	(398,792)
Accumulated other comprehensive (loss)/income	(8,844)	11,038
Total stockholders' equity	10,486,208	10,652,547
Noncontrolling interests	152,011	145,365
Total equity	10,638,219	10,797,912
Total liabilities and equity	$19,880,039	$20,309,896

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Revenues from rental properties, net	$531,113	$502,875	$1,583,329	$1,498,001
Management and other fee income	4,748	4,757	14,331	13,616
Total revenues	535,861	507,632	1,597,660	1,511,617
Operating expenses
Rent	(4,164)	(4,239)	(12,590)	(12,744)
Real estate taxes	(67,384)	(64,996)	(203,854)	(194,538)
Operating and maintenance	(92,434)	(88,744)	(273,056)	(262,267)
General and administrative	(29,646)	(33,850)	(96,485)	(103,238)
Impairment charges	(440)	(375)	(8,619)	(4,277)
Merger charges	-	-	-	(25,246)
Depreciation and amortization	(158,269)	(144,688)	(473,045)	(447,555)
Total operating expenses	(352,337)	(336,892)	(1,067,649)	(1,049,865)

Gain on sale of properties	3,705	551	43,514	944
Operating income	187,229	171,291	573,525	462,696

Other income/(expense)
Other (expense)/income, net	(2,362)	10,284	757	20,764
Mortgage and other financing income, net	12,375	11,919	35,706	19,189
Gain/(loss) on marketable securities, net	43	79	32	(27,613)
Interest expense	(84,261)	(76,216)	(245,842)	(224,122)
Income before income taxes, net, equity in income of
joint ventures, net, and equity in (loss)/income from other investments, net	113,024	117,357	364,178	250,914

Benefit/(provision) for income taxes, net	875	(128)	45	(72,355)
Equity in income of joint ventures, net	26,967	20,981	73,640	63,413
Equity in (loss)/income of other investments, net	(811)	216	1,637	9,468
Net income	140,055	138,426	439,500	251,440
Net income attributable to noncontrolling interests	(2,280)	(2,443)	(5,922)	(6,693)
Net income attributable to the company	137,775	135,983	433,578	244,747
Preferred dividends, net	(7,536)	(7,961)	(22,775)	(23,864)
Net income available to the company's common shareholders	$130,239	$128,022	$410,803	$220,883

Per common share:
Net income available to the company's common shareholders: (1)
Basic	$0.19	$0.19	$0.61	$0.32
Diluted (2)	$0.19	$0.19	$0.60	$0.32
Weighted average shares:
Basic	674,639	671,231	675,433	670,851
Diluted (2)	675,423	671,577	676,286	671,096

(1)

Adjusted for earnings attributable to participating securities of ($640) and ($687) for the three months ended September 30, 2025 and 2024, respectively. Adjusted for earnings attributable to participating securities of ($1,867) and ($2,066) for the nine months ended September 30, 2025 and 2024, respectively.

(2)

Reflects the potential impact if certain units/preferred stock were converted to common stock at the beginning of the period. The impact of the conversion of certain units/preferred shares would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $27 and $0 for the nine months ended September 30, 2025 and 2024, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to the FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income available to the company's common shareholders	$130,239	$128,022	$410,803	$220,883
Gain on sale of properties	(3,705)	(551)	(43,514)	(944)
Gain on sale of joint venture properties	(5,803)	(7)	(6,587)	(1,501)
Depreciation and amortization - real estate related	157,152	143,482	469,529	443,836
Depreciation and amortization - real estate joint ventures	19,656	21,218	63,521	64,161
Impairment charges (including real estate joint ventures)	2,340	375	10,519	8,778
Profit participation from other investments, net	1,752	377	906	(5,299)
Loss/(gain) on derivative/marketable securities, net	646	(4,849)	(1,802)	25,922
(Benefit)/provision for income taxes, net (2)	(1,217)	59	(1,355)	71,706
Noncontrolling interests (2)	(744)	(738)	(2,253)	(2,367)
FFO available to the company's common shareholders (4)	$300,316	$287,388	$899,767	$825,175

Weighted average shares outstanding for FFO calculations:
Basic	674,639	671,231	675,433	670,851
Units	3,576	3,293	3,297	3,245
Convertible preferred shares	3,185	4,265	3,217	4,265
Dilutive effect of equity awards	732	289	762	193
Diluted (3)	682,132	679,078	682,709	678,554

FFO per common share - basic	$0.45	$0.43	$1.33	$1.23
FFO per common share - diluted (3) (4)	$0.44	$0.43	$1.33	$1.23

(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments, depreciation on properties and gains/(losses) on sales of marketable securities and derivatives, where applicable.
(3)

Reflects the potential impact if convertible preferred shares and certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $2,186 and $2,464 for the three months ended September 30, 2025 and 2024, respectively. FFO available to the company's common shareholders would be increased by $6,233 and $7,370 for the nine months ended September 30, 2025 and 2024, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted FFO per share calculations.

(4)	Includes merger-related charges of $25.2 million for the nine months ended September 30, 2024.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income available to the company's common shareholders	$130,239	$128,022	$410,803	$220,883
Adjustments:
Management and other fee income	(4,748)	(4,757)	(14,331)	(13,616)
General and administrative	29,646	33,850	96,485	103,238
Impairment charges	440	375	8,619	4,277
Merger charges	-	-	-	25,246
Depreciation and amortization	158,269	144,688	473,045	447,555
Gain on sale of properties	(3,705)	(551)	(43,514)	(944)
Other expense/(income), net	2,362	(10,284)	(757)	(20,764)
Mortgage and other financing income, net	(12,375)	(11,919)	(35,706)	(19,189)
(Gain)/loss on marketable securities, net	(43)	(79)	(32)	27,613
Interest expense	84,261	76,216	245,842	224,122
(Benefit)/provision for income taxes, net	(875)	128	(45)	72,355
Equity in loss/(income) of other investments, net	811	(216)	(1,637)	(9,468)
Net income attributable to noncontrolling interests	2,280	2,443	5,922	6,693
Preferred dividends, net	7,536	7,961	22,775	23,864
RPT same property NOI (3)	-	-	-	606
Non same property net operating income	(26,504)	(12,928)	(70,034)	(39,438)
Non-operational expense from joint ventures, net	21,003	28,231	74,913	85,629
Same Property NOI	$388,597	$381,180	$1,172,348	$1,138,662

(1)

Same property Net Operating Income (“NOI”) is a supplemental non-GAAP financial measure of real estate companies' operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Same property NOI is considered by management to be an important operating performance measure frequently used by analysts and investors because it includes only the NOI of operating properties that have been owned and stabilized for the entire current and prior year reporting periods. Same property NOI assists in eliminating disparities due to the development, redevelopment, acquisition and disposition of properties during the periods presented and thus provides a more consistent performance measure for the comparison of the Company's properties. Same property NOI is calculated using rental property revenues (excluding straight-line rent adjustments, lease termination income, net, and amortization of above/below market rents), less charges for credit losses, operating and maintenance expenses, real estate taxes, and rent expenses, plus the Company's proportionate share of same property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The Company's method of calculating same property NOI, which may differ from methods used by other REITs and may not be comparable to them, discloses with and without the impact from redevelopment projects.

(2)	Amounts represent Kimco Realty's pro-rata share.
(3)	Amounts represent the Same property NOI from RPT properties, not included in the company's Net income available to the company's common shareholders.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Projected Range
	Full Year 2025
	Low	High
Net income available to the company's common shareholders	$0.77	$0.79

Gain on sale of properties	(0.07)	(0.10)

Gain on sale of joint venture properties	(0.01)	(0.01)

Depreciation & amortization - real estate related	0.92	0.93

Depreciation & amortization - real estate joint ventures	0.12	0.13

Impairment charges (including real estate joint ventures)	0.02	0.02

FFO available to the company's common shareholders	$1.75	$1.76

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, international tariffs, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.